                                                       Exhibit 10.1

Mr. Robert Cizik 8839 Harness Creek Lane Houston, TX 77024

Subject: Compensation & Consulting Services

Dear Bob:

As you know, on October 15, 1999, you entered into a consulting agreement (the “Consulting Agreement”) with Koppers Inc., a copy of which is attached hereto as Exhibit A, whereby you agreed to provide certain services to Koppers Inc. (as more specifically described in the Consulting Agreement) and Koppers Inc. agreed to pay you certain compensation for such services.

In addition to the compensation set forth in the Consulting Contract, you have been receiving an annual retainer in the amount of $40,000 for your services as a Director of Koppers Holdings Inc. (“Koppers Holdings”) and an annual retainer of $5,000 as the Chairman of Koppers Holdings’ Nominating and Corporate Governance Committee.

The Board of Directors of Koppers Inc. at a meeting held on December 7, 2005 approved the termination of the Consulting Agreement. A copy of the resolutions approved by the Koppers Inc. Board of Directors with respect to the termination of the Consulting Agreement is attached hereto as Exhibit B.

The Board of Directors of Koppers Holdings at a meeting held on December 7, 2005 approved an additional retainer which is payable to the Non-Executive Chairman of Koppers Holdings. A copy of the resolutions approved by the Koppers Holdings Board of Directors with respect to the retainer for the Non-Executive Chairman is attached hereto as Exhibit C.

As you will recall, you were not privy to the discussions concerning the matters set forth in Exhibits B and C and you did not participate in the vote to approve such resolutions. The effectiveness of the resolutions set forth in Exhibits B and C was not conditioned on the consummation of an initial public offering of the stock of Koppers Holdings.

As a result of the approval of such resolutions, I am able to confirm the following:

Consulting Agreement

1.	This letter agreement shall constitute the “Termination Agreement” as defined in Exhibit B;

2.	Koppers Inc. and you hereby agree that the Consulting Agreement will terminate effective January 1, 2006;

3.	On December 31, 2005, the sum of $600,000 will be wired to an account designated by you;

4.
You agree to remain as a Director of Koppers Holdings and Koppers Inc. for a period of at least two years from the date that you execute this letter agreement; provided, however, that such service as a Director shall be subject to the pleasure of the Board of Directors and/or the stockholders of Koppers Holdings and Koppers Inc., respectively; and

5.
Nothing contained in this letter agreement shall affect the terms and conditions of any other agreements, arrangements or promissory notes between Koppers Inc and you or between Koppers Holdings and you. Without limiting the generality of the foregoing, the promissory note in the amount of $600,000 from you to Koppers Inc (f/k/a Koppers Industries Inc.), a copy of which is attached hereto as Exhibit D, shall remain outstanding and shall remain payable in accordance with its terms and conditions notwithstanding the execution of this letter agreement.

Compensation of Non-Executive Chairman

1.
Effective January 1, 2006, as the Non-Executive Chairman of Koppers Holdings, you shall receive an annual retainer in the amount of $30,000. This amount shall be in addition to any amounts which you may currently receive as a Director of Koppers Holdings or as Chairman of the Nominating and Corporate Governance Committee of Koppers Holdings.

2.	No amounts shall be payable to you for your service as a Director or Non-Executive Chairman of Koppers Inc.

Please signify your agreement with the above by signing a copy of this letter in the space provided below and returning it to the attention of the undersigned.

KOPPERS INC.                                                                                          KOPPERS HOLDINGS INC.

By: _________________________                                                    By: _________________________
                Steven R. Lacy                                                                                              Steven R. Lacy

Title:  SVP, Administration                                                                       Title:   SVP, Administration

ACCEPTED AND AGREED TO:

This ____ day of December, 2005

_____________________________
Robert Cizik

cc: W. W. Turner

Exhibit A

Koppers	Koppers Industries, Inc.
Industries	436 Seventh Avenue
Pittsburgh, PA 15219-1800

Walter W. Turner	Telephone: (412) 227-2288
President and Chief Executive Officer	Fax (412) 227-2518
walter_turner@koppers.com

October 15, 1999

Robert Cizik
Cizik Interests
600 Travis, Suite 3628
Houston, Texas 77002

Dear Bob:

This letter agreement (the “Agreement”) outlines the terms relating to your involvement with Koppers Industries, Inc. (“Koppers” or the “Company”).

Title:	Member of the Board of Directors & Senior Advisor (January 1, 1999 to June 30, 1999)
Scope of
Retention:	The Company hereby retains you to perform the following services:

(a) advise the Company’s Board of Directors and its management with respect to, and to provide leadership and oversight in connection with, the establishment and execution of strategic and tactical business plans, operating and management policies, and acquisition strategies and opportunities to help position the Company for the future.

(b) provide any other advice, service and consultations as you and the Company may mutually agree upon from time to time, subject to your reasonable and convenient availability.
Compensation:	(a) Monthly compensation at the rate of $12,500 per month beginning January 1, 1999 and lasting for the period you continue to serve as Chairman of the Board of Directors.
(b) Applicable director fee per annum.
(c) 35,294 shares purchased at $17.00 per share, under a 5-year vesting schedule, financed by a 10-year note.

Term:	This Agreement shall be effective as of January 1, 1999 and shall continue for the period in which you continue to serve as Non-Executive Chairman of the Board of Directors of the Company.
Investment:	You will have the option to make an initial investment of $340,000 to purchase 20,000 shares of Koppers’ common stock at $17.00 per share.
Expense
Reimbursement:
Reimbursement of all reasonable out-of-pocket expenses including (a) reimbursement of first class travel expenses and (b) reimbursement of overnight stays in New York City at the applicable rate for a suite at the Carlisle Hotel in Manhattan (currently $550 per night).

Termination:
In the event that you are no longer Non-Executive Chairman of the Board of Directors, you will be entitled to a $75,000 lump sum payment for consulting services provided to the Company for a six-month period. At the end of said six-month period, your employment with the Company shall terminate and no other compensation shall be due or payable. All shares owned by you will be repurchased as provided in the Shareholders Agreement dated December 1, 1997.

Confidentiality:	You agree to maintain all information related to the Company in confidence and not to divulge any confidential information to any third party without the prior consent of the Company.
Indemnification:	The Company will indemnify you for any actions taken by you in the performance of your duties so long as gross negligence was not involved.

Should the above meet with your approved please be kind enough to sign and return a copy of this letter to me.

Sincerely,
Walter W. Turner
Chief Executive Officer
Accepted & Agreed to:
Robert Cizik

EXHIBIT B

Resolutions of the Board of Directors of Koppers Inc.
Approving Termination of Consulting Agreement
December 7, 2005

WHEREAS, the Company and Robert Cizik are parties to a letter agreement dated October 15, 1999 relating to Mr. Cizik’s involvement with the Company (the “Consulting Agreement”); and

WHEREAS, on November 10, 2005, the Board of Directors of the Company passed resolutions with respect to the termination of the Consulting Contract (the “November 10 Resolutions”); and

WHEREAS, the Board of Directors desires to revoke the November 10 Resolutions; and

WHEREAS the Board of Directors desires to approve certain additional provisions with respect to the termination of the Consulting Contract;

NOW, THEREFORE, BE IT:

RESOLVED, that the November 10 Resolutions be, and they hereby are, revoked in their entirety; and

FURTHER RESOLVED, that the Company be, and it hereby is, authorized and empowered to enter into and any officer or officers of the Company be, and each individually hereby is, authorized and empowered to execute, in the name and on behalf of the Company, and to deliver to Robert Cizik, when so executed, an agreement terminating the Consulting Agreement (the “Termination Agreement”) in such form as the officer or officers executing it shall approve as necessary or desirable, such approval to be conclusively established by their execution thereof, and to perform, in the name and on behalf of the Company, all of the Company’s agreements and obligations under the Termination Agreement; and

FURTHER RESOLVED, that in consideration of Mr. Cizik’s execution of the Termination Agreement, the Company be, and it hereby is, authorized to pay to Mr. Cizik the sum of $600,000, provided that Mr. Cizik shall agree to remain as Director of the Company for a period of at least two years (subject to the pleasure of the Board of Directors and/or the stockholders of the Company); and

FURTHER RESOLVED, that any person dealing with any officer or officers of the Company in connection with any of the foregoing matters shall be conclusively entitled to rely upon the authority of such officer and by his or her execution of any document, agreement or instrument, the same shall be a valid and binding obligation of the Company enforceable in accordance with its terms.

EXHIBIT C

Resolution of the Board of Directors of Koppers Holdings Inc.
Approving Compensation of Non-Executive Chairman
December 7, 2005

Whereas, on November 10, 2005, the Board of Directors of the Company passed a resolution with respect to the compensation of the Company’s Non-Executive Chairman (the “November 10 Resolution”); and

Whereas, the Board of Directors desires to revoke the November 10 Resolution; and

Whereas, the Board of Directors desires to approve certain changes to the compensation of the Non-Executive Chairman.

NOW, THEREFORE, BE IT:

RESOLVED, that the November 10 Resolution be, and it hereby is, revoked in its entirety; and

FURTHER RESOLVED, that effective January 1, 2006, the Company’s Non-Executive Chairman be paid an annual retainer in the amount of $30,000 in addition to any other retainers to which the Non-Executive Chairman shall be entitled as either a Director of the Company or as Chairman of the Company’s Nominating and Corporate Governance Committee.

EXHIBIT D

PROMISSORY NOTE

$600,000                                                                                                                                                                                                October 15, 1999

FOR VALUE RECEIVED, the undersigned, ROBERT CIZIK (“Borrower”), HEREBY PROMISES TO PAY to the order of KOPPERS INDUSTRIES, INC., a Pennsylvania corporation (“Lender”), the principal sum of SIX HUNDRED THOUSAND DOLLARS ($600,000) (the “Principal Amount”) upon the terms and conditions contained herein:

1. Maturity Date. The entire unpaid Principal Amount (together with any accrued but unpaid interest thereon) under this Note shall be due and payable upon the first to occur of (a) August      , 2009 or (b) the date that Borrower sells, transfers or otherwise disposes of the beneficial ownership of the shares of common stock of the Lender (the “Shares”) purchased with the proceeds of this note (the “Maturity Date”).

2. Interest Rate. No interest will accrue on the unpaid Principal Amount of this Note from the date upon which the Borrower receives such Principal Amount until such Principal Amount is paid in full, provided that the Borrower remains as the Non-Executive Chairman of the Lender. In the event that Borrower relinquishes the role of Non-Executive Chairman of the Lender, Borrower, in his discretion, may elect to repay this Note in either of the following manners:

(a) Borrower may repay the outstanding Principal Amount in its entirety at that time; or

(b) Borrower may repay the outstanding Principal Amount on or before the Maturity Date with interest beginning to accrue on the date Borrower relinquishes the role of Non-Executive Chairman of Lender, at the applicable federal rate published in accordance with Section 1274 of the Internal Revenue Code of 1986, as amended.

3. Limited Recourse. Borrower shall be personally liable for payment of thirty percent (30%) of the Principal Amount and any interest thereon (the “Recourse Amount”). Borrower shall not be personally liable for payment of the remaining seventy percent (70%) of the Principal Amount (the “Nonrecourse Amount”). In the event of a failure by Borrower to pay any portion of the Nonrecourse Amount, Lender will look solely to the Shares given to secure payment of this Note. The foregoing limitation of liability shall not impair or otherwise affect the validity or enforceability of (a) the debt evidenced by the Note or (b) Lender’s liens, security interests, rights and remedies with respect to the Shares.

4. Manner and Place of Payments. All amounts due and payable by the Borrower to the Lender under this Note shall be paid in lawful money of the United States of America at 436 Seventh Avenue, Pittsburgh, Pennsylvania, 15222, or at such other place as the Lender may from time to time designate in writing.

5. Prepayment. The Borrower may, at any time prior to the Maturity Date, prepay all or any part of the Principal Amount without penalty.

6. Waivers. The Borrower and all parties becoming a party to this Note, or any endorser or guarantor of this Note, expressly waive demand, presentment for payment, protest, and notice of dishonor.

7. Successors and Assigns; Amendment. The provisions of this Note shall bind Borrower and his successors and assigns and inure to the benefit of Lender and its successors and assigns. This Note may not be changed, amended, modified or discharged orally, but only by an instrument signed by Borrower and Lender.

8. Notices. All notices required or permitted by this Note shall be in writing and shall be deemed to have been duly given when delivered against receipt, or deposited in the United States mails, registered mail, postage prepaid, return receipt requested, addressed to the Borrower at his address as it appears on the records of the Lender and addressed to the Lender at its principal place of business. Either party may change the address to which notices are to be sent by giving notice of such change of address in conformity with the foregoing provision.

9. Rights and Remedies: Non-Waiver. Each right, power and remedy of the Lender under this Note or under applicable law shall be cumulative and concurrent and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies. No failure or delay by the Lender to insist upon the strict performance of any one or more provisions of this Note, or to exercise any right, power or remedy consequent upon a breach of or default under this Note shall constitute a waiver of performance or preclude the Lender from exercising any such right, power or remedy.

10. Governing Law. This Note shall be governed, construed and enforced in strict accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflicts of laws principles which would cause the substantive law of another jurisdiction to apply. Borrower hereby consents to the jurisdiction of the courts of the Commonwealth of Pennsylvania and agrees that venue shall be proper in any county within the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first written above.

WITNESS:	BORROWER: ______________________________________ ROBERT CIZIK